EXHIBIT 7

STOCK DISTRIBUTION AGREEMENT

THIS STOCK DISTRIBUTION AGREEMENT (this “Agreement”) is made as of December 7, 2011, by and among Spirit Airlines, Inc., a Delaware corporation ( “Spirit” or the “Company”), Indigo Miramar, LLC, a Delaware limited liability company (“Miramar”), Nilchii, LLC, a Nevada limited liability company and successor in interest by conversion to Nilchii, Inc., a Nevada corporation (“Nilchii”), Mesa Air Group, Inc., a Nevada corporation (“Mesa”), Anchorage Illiquid Opportunities Offshore Master, L.P., a Cayman Islands limited partnership (“Anchorage I”), Anchorage Illiquid Opportunities Offshore Master II, L.P., a Cayman Islands limited partnership (“Anchorage II” and, together with Anchorage I, “Anchorage”), and PAR Investment Partners, L.P., a Delaware limited partnership (“PAR”). Each of the above parties may be referred to herein as a “Party” or collectively as “Parties.”

RECITALS

WHEREAS, Miramar beneficially owns 8,634,839 shares of voting common stock, par value $0.0001 per share (the “Voting Common Stock”), of Spirit and proposes to make a pro-rata in-kind distribution of such shares to its members, including 7,618,976 shares to Nilchii (the “Spirit Shares”);

WHEREAS, upon receipt of the Spirit Shares to be distributed by Miramar to Nilchii, Mesa shall immediately distribute all of the membership interests of Nilchii (the “Nilchii Shares”) to PAR and Anchorage (or their respective affiliate investment funds) (each such entity a “Distributee” and collectively the “Distributees”);

WHEREAS, upon receipt of the Nilchii Shares, the Distributees intend to cause Nilchii to distribute the Spirit Shares then held by Nilchii directly to the Distributees, the result being that the Distributees shall be direct beneficial owners of the Spirit Shares; and

WHEREAS, each of the Parties desires to enter into this Agreement prior to the distribution by Miramar to Nilchii in order to assure the Parties that the contemplated distributions described above will not adversely affect the status of Spirit as a citizen of the United States (“COUS”) for purposes of 49 U.S.C. §40102(a)(15), the rules and regulations administered by the U.S. Department of Transportation (“DOT”) or its successor, as the same may be from time to time amended, supplemented or succeeded, and other applicable U.S. laws.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

1. Distributions.

(a) Distribution of Spirit Shares. Promptly following execution and delivery of this Agreement by the Parties and satisfaction of the terms and conditions herein, Miramar shall distribute to Nilchii the Spirit Shares.

(b) Distribution of Nilchii Shares. Upon Nilchii’s receipt of the Spirit Shares from Miramar pursuant to Section 1(a) above, Mesa shall cause the Nilchii Shares to be distributed immediately to the Distributees, provided, however, that unless a Distributee has been determined to be COUS in accordance with Section 2 below at the time of such distribution, the Spirit Shares held by Nilchii in excess of the number of Spirit Shares that would result in aggregate percentage of the total Voting Common Stock then outstanding held by (1) Indigo Florida, L.P., a Cayman Islands exempted limited partnership (“Indigo Florida”), (2) any Distributee that has not been determined to be a COUS, and (3) all other beneficial holders of Spirit Shares that are known by Spirit to not be a COUS to exceed 23.9% shall first be delivered by Nilchii to Wells Fargo Shareholder Services in its capacity as the Spirit’s transfer agent (the “Transfer Agent”) to be exchanged for shares of non-voting common stock, par value $0.0001 per share (the “Non-Voting Spirit Shares”) on a one-for-one basis without any payment of additional consideration. Upon the Transfer Agent’s receipt of such Spirit Shares, Spirit shall instruct the Transfer Agent to promptly, and no later than five (5) business days following receipt of such shares, complete the exchange of Spirit Shares and issue to Nilchii the Non-Voting Spirit Shares. All costs of the Transfer Agent shall be borne by Spirit.

(c) Convertibility of Non-Voting Spirit Shares. A holder of Non-Voting Spirit Shares shall have the right immediately to convert all or that eligible portion of such Non-Voting Spirit Shares into shares of Voting Common Stock in accordance with Spirit’s Amended and Restated Certificate of Incorporation (the “COI”) solely in the following situations:

(i) upon such Distributee having been determined to be a COUS in accordance with Section 2 below;

(ii) upon such Distributee having sold or transferred such Non-Voting Spirit Shares to a person that is determined to be a COUS (upon compliance with Sections 2(a)(i) and (ii) below by a transferee, such transferee shall in any event be treated as a COUS hereunder);

(iii) in connection with a sale or transfer of shares of Non-Voting Common Stock by a Distributee in an open-market transaction reported on NASDAQ, unless such Distributee is aware that the transferee is not a COUS; or

(iv) to the extent that the difference between (A) the number of shares (rounded down to the nearest whole share) equal to 23.9% (or upon a change in foreign ownership laws a percentage equal to 1.0% below the aggregate percentage of voting equity permitted to be held by non-COUS holders) of Spirit’s total shares of Voting Common Stock then outstanding minus (B) the sum of (1) the aggregate number of shares of Voting Common Stock then held by any Distributee that is not a COUS, plus (2) the aggregate number of shares of Voting Common Stock then held by Indigo Florida, L.P., a Cayman Islands exempted limited partnership (“Indigo Florida”), plus (3) the aggregate number of shares of Voting Common Stock then held by all other beneficial holders that are known by Spirit to not be a COUS, results in a positive number, then that number of Non-Voting Spirit Shares shall be convertible into shares of Voting Common Stock. As of the date of this Agreement, the number of shares described in Section (c)(iv)(2) and (c)(iv)(3) above is 14,222,091 and 455,532, respectively

(d) Priority on Foreign Stock Record. If, at the time of the distribution of Nilchii Shares to the Distributees pursuant to Section 1(b) above, a Distributee has not been determined a COUS in accordance with Section 2 below, such Distributee shall: (1) immediately identify all non-United States countries of citizenship that could be attributable to the reason why such a COUS determination could not be made; and (2) be listed on Spirit’s Foreign Stock Record in third position after (A) Indigo Florida and (B) POF Spirit Foreign Holdings, LLC, a Delaware limited liability company (“POF”). Shares of Non-Voting Common Stock shall become convertible into shares of Voting Common Stock in the order of priority listed in the Foreign Stock Record under the following circumstances:

(i) upon determination by Spirit that such conversion will not result in the total number of shares of Voting Common Stock held by all non-COUS holders then known to Spirit exceeding 23.9% (or upon a change in foreign ownership laws a percentage equal to 1.0% below the aggregate percentage of voting equity permitted to be held by non-COUS holders) of the total shares of Voting Common Stock then outstanding (it being agreed that Spirit shall undertake to make a determination pursuant to this clause (i) immediately following the closing of a transaction (other than stock issuances upon the exercise of stock options by Spirit employees or directors in the ordinary course until the aggregate amount of such shares of Voting Common Stock issued thereby exceeds 100,000 shares) in which shares of Voting Common Stock are issued by Spirit such that the total number of shares of outstanding Voting Common Stock is increased);

(ii) in connection with a sale or transfer of shares of Non-Voting Common Stock by Indigo Florida, POF or a Distributee in open-market transactions, unless such Party is aware that the transferee is not a COUS. The Parties expressly acknowledge that no restrictions on repurchase or remarketing imposed by this Agreement shall attach to the Non-Voting Common Stock and that they shall be fully marketable as shares of Voting Common Stock if being marketed and sold to a COUS or in open-market transactions, unless the proposed transferor is aware that the proposed transferee is not a COUS.

(e) Conversion Mechanics. Subject to the terms and conditions of this Agreement, each share of Non-Voting Common Stock shall be convertible into one fully paid and non-assessable share of Voting Common Stock pursuant to and in accordance with Article IV, Section 3(a) of the COI.

(f) Restrictions on Non-Compliant Distributions or Transfers. Any distribution or transfer or attempted distribution or transfer of the Spirit Shares, or conversion or attempted conversion of the Non-Voting Spirit Shares, in violation of the terms of this Agreement shall be void, and Spirit shall be entitled to issue a stop order to the Transfer Agent regarding any such distribution, transfer or conversion or otherwise cause the Transfer Agent to not record such distribution, transfer or conversion on its books or treat any purported transferee, distributee or holder of converted shares as the owner of such Spirit Shares for any purpose. It shall be a condition of any transfer of Non-Voting Common Stock by a Distributee that such transferee become a party to this Agreement, provided, however, that this sentence shall not apply to a transfer in accordance with this Agreement pursuant to which the transferee is entitled to receive Voting Common Stock.

(g) Legends. Each certificate or other representative document for the Non-Voting Spirit Shares issued pursuant to this Agreement shall contain (1) the legends required by the COI, (2) any legends required under applicable federal and state securities laws, and (3) a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE OR DOCUMENT ARE SUBJECT TO CERTAIN RESTRICTIONS, INCLUDING RESTRICTIONS ON TRANSFER AND CONVERSION RELATING TO COMPLIANCE WITH U.S. AIRLINE FOREIGN OWNERSHIP RESTRICTIONS, AS SET FORTH IN A STOCK DISTRIBUTION AGREEMENT, DATED DECEMBER    , 2011, BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

2. COUS Determination.

(a) Subject to Section 2(b) below, Distributee shall be considered a COUS for purposes of this Agreement upon delivery to Spirit of the following:

(i) written attestation from a financially responsible person that the Distributee is a citizen of the United States for purposes of 49 U.S.C. §40102(a)(15); and

(ii) an opinion of experienced aviation counsel, in form and substance reasonably satisfactory to Spirit, that the Distributee is a citizen of the United States for purposes of 49 U.S.C. §40102(a)(15).

(b) Each Distributee hereby represents that, as of the date hereof (but before any distribution of Spirit Shares contemplated hereby), it beneficially owns the number of shares of Voting Common Stock set forth under its signature block, which representation shall be updated in writing (1) as of immediately prior to such distribution of Spirit Shares, (2) upon any request by such Distributee to convert its Non-Voting Spirit Shares into shares of Voting Common Stock, and (3) upon the sale or transfer of Voting Common Stock held by Indigo Florida or other non-COUS stockholders recorded on the Foreign Stock Record maintained by Spirit.

(c) To the extent Spirit takes issue with any aspect of this attestation or opinion regarding citizenship, it shall provide notice to a Distributee of any of its objections or deficiencies within five (5) business days of receipt of the written certification and opinion to be delivered by such Distributee pursuant to Section 2(a) above. If Spirit has not delivered such notice within such five (5) business-day period, the Distributee shall be considered a COUS for purpose of Section 1 of this Agreement. If Spirit timely delivers a notice to the Distributee, the Distributee shall not be considered a COUS for purposes of Section 1 of this Agreement and the Non-Voting Spirit Shares shall not be converted into shares of Voting Common Stock until such objections have been resolved or deficiencies have been remedied to the reasonable satisfaction of Spirit and/or its aviation counsel or DOT. If, pursuant to this Section 2(c) Spirit determines that a Distributee shall not be considered a COUS, such Distributee and its advisers may contact the DOT with respect to with respect to such Party’s status as a COUS in general, provided that (i) advance written notice is provided to Spirit, and (ii) Spirit and its advisers shall have the right to participate in any such discussions (unless such participation is not preferred by DOT, in which event the Distributee shall instead keep Spirit apprised of the substance of the discussions). If any of the relevant information of the Distributee to be provided to DOT is confidential business information, Spirit and the Distributee shall enter into a mutually acceptable confidentiality agreement.

3. Information Rights and Obligations.

(a) For the purpose of determining if Non-Voting Spirit Shares can be converted into Voting Common Stock pursuant to Section 1(c)(iii) above, Spirit agrees to promptly inform Anchorage and PAR as to any completed sale or transfer of Voting Common Stock by Indigo Florida or POF.

(b) Until a Distributee has been determined to be a COUS in accordance with Section 2 above, such Distributee shall notify Spirit at such time as it acquires any additional shares of Voting Common Stock.

(c) If the Distribution results in a Distributee beneficially owning 10% or more of the then outstanding Voting Common Stock, or such Distributee subsequently acquires additional shares of Voting Common Stock which causes it to beneficially own 10% or more of the such Voting Common Stock, such Distributee shall promptly report such fact to Spirit along with such additional information as shall reasonably be required to permit Spirit to make the required reporting to the DOT.

(d) If a Distributee is determined not to be a COUS, such Distributee shall advise Spirit of the general reason for such non-COUS status, including without limitation whether or not the relevant non-U.S. ownership interest is or is not from a so-called “open skies” jurisdiction.

4. Contact with DOT. None of Mesa, Nilchii, Anchorage, PAR, or any of their respective advisers shall initiate contact the DOT with respect to matters covered by this Agreement or otherwise identify Spirit in any discussions with DOT with respect to such Party’s status as a COUS in general without advance written notice to Spirit; provided, however, that if the DOT contacts any such Party directly, such Party may respond directly to DOT so long as it gives prompt written notice to Spirit. Spirit and its advisers shall have the right to participate in any such discussions (unless such participation is not preferred by DOT, in which event the Distributee shall instead keep Spirit apprised of the substance of the discussions). If any of the relevant information of the Distributee to be provided to DOT is confidential business information, Spirit and the Distributee shall enter into a mutually acceptable confidentiality agreement.

5. Representations and Warranties. Each Party represents and warrants, as of the date hereof, that such Party has full power, authority and capacity to execute this Agreement and any related documents (together, the “Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement and each document executed and delivered pursuant hereto to which such Party is a party constitutes, or will constitute, the legal, valid and binding obligation of such party and is or will be enforceable against such party in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution or delivery of the Documents nor the consummation of the transactions contemplated hereby or thereby: (a) will conflict with or result in a breach, default or violation of any agreement or judgment to which such Party is a party or to which they are subject; (b) will result in the creation of any lien, charge or other encumbrance on any of Spirit Shares or the Non-Voting Spirit Shares; or (c) will require such Party to obtain the consent of any third party not already obtained.

6. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Parties shall survive the execution of this Agreement.

7. Securities Act Matters.

(a) The shares of Voting Common Stock presently held by Miramar bear a customary legend making reference to the restrictions imposed on “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), which legend shall continue to be included on the shares distributed to the Distributees; provided, however, that the Company agrees promptly to direct its Transfer Agent to remove such legend (including any such legend borne by any Non-Voting Spirit Shares issued to such Distributee pursuant to Section 1(b) above) upon the delivery to Spirit and such Transfer Agent of a written, unqualified opinion of experienced securities counsel to a Distributee (it being agreed that Richards Kibbe & Orbe LLP shall be acceptable), in form and substance reasonably satisfactory to Spirit, to the effect that such Distributee satisfies the requirements of Rule 144 under the Securities Act in order to be permitted immediately to resell all such shares without complying with the volume limitations imposed by Rule 144(e) (it being agreed that the draft form of opinion previously delivered by Richards Kibbe & Orbe LLP is acceptable).

(b) Mesa, Nilchii, PAR and Anchorage hereby agree that the Spirit Shares and Non-Voting Spirit Shares they receive in connection herewith shall not be entitled to either demand or piggyback registration rights under that Second Amended and Restated Investor Rights Agreement, as amended, dated July 13, 2006, among Spirit and the other investors party thereto and shall have no further registration rights thereunder.

8. Miscellaneous.

(a) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(b) Entire Agreement. This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter referred to herein and shall supersede all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every kind or nature whatsoever with respect thereto, except as provided herein, all of which have become merged and finally integrated into this Agreement. There are no representations, agreements, arrangements or understandings, oral or written, between or among the Parties relating only to the subject matter of this Agreement which are not fully expressed herein.

(c) Amendments; Waivers. Except as expressly set forth herein, the provisions of this Agreement may only be amended, modified or waived with the prior written consent of each of the Parties.

(d) Assignment. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, personal or legal representatives, successors and permitted assigns of the respective parties hereto. Notwithstanding the foregoing, this Agreement may not be assigned by Miramar, Mesa, Nilchii, Anchorage or PAR without the prior written consent of Spirit, which consent may not be unreasonably withheld or delayed.

(e) Severability of Provisions. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(i) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the word “or” shall not be exclusive.

(f) Governing Law. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, and any dispute, whether in contract, tort or otherwise, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(g) Jurisdiction, Etc.

(i) Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Arizona State court or federal court of the United States of America sitting in the State of Arizona, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any related agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard or determined in any such Arizona State court or, to the extent permitted by law, in such federal court. Each of the Members hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related agreement in any Arizona State court or federal court sitting in the State of Arizona. Each of the Members hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(h) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT.

(i) Arbitration.

(i) If the parties should have a material dispute arising out of or relating to this Agreement, or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner:

(1) either party may at any time deliver to the other party a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 7(h);

(2) during the forty-five (45) day period following the delivery of the notice described above, appropriate representatives of both parties will meet and seek to resolve the disputed issue through negotiation;

(3) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within thirty (30) days after the forty-five (45) day period described above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration located in the State of Arizona in accordance with the then existing commercial arbitration rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Delaware, regardless of principles of conflicts of laws.

(ii) In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of a Board of Arbitration (the “Board of Arbitration”) in Phoenix, Arizona consisting of three (3) members, one (1) of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two (2) party-appointed arbitrators. In the event of failure of said two (2) arbitrators to agree within forty-five (45) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator to the Board of Arbitration, the third arbitrator shall be appointed to the Board of Arbitration by the Agreement in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than forty-five (45) days. Notwithstanding the foregoing, the request by the parties for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Arizona or federal court of the United States of America sitting in the State of Arizona.

(j) Further Assurances. Each Party hereto shall at any time, and from time to time, upon request of another party hereto, execute, acknowledge and deliver all such further assignments, transfers, conveyances or other documents or instruments, and take all such further action, as may be requested by such other Party to carry out the intent of this Agreement.

(k) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if personally delivered or sent by United States mail, nationally-recognized overnight courier, or by facsimile transmission and will be deemed received, unless earlier received, (i) if sent by mail, three days after mailing, (ii) if sent by United States Express Mail or nationally-recognized overnight courier, on the business day after delivery to such service, (iii) if sent by facsimile transmission, on the date sent provided confirmation of transmission is obtained, and (iv) if delivered by hand, on the date of receipt and addressed to such Party as set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties).

If to Spirit, to:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Attention: General Counsel

Fax: +1.954. 447.7854

With a copy to (which copy shall not constitute notice):

Kirstein & Young, PLLC

1750 K Street, NW

Suite 200

Washington, DC 20006

Attention: Joanne W. Young

Fax: +1.202. 331.3933

and

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Anthony J. Richmond

Fax: +1.650.463.2600

If to Miramar, to:

Indigo Miramar

2525 E. Camelback Road

Suite 800

Phoenix, Arizona 85016

Attention: William Franke

Fax: +1.602-224-1555

With a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Anthony J. Richmond

Fax: +1.650.463.2600

If to Nilchii, to:

Nilchii, LLC

410 N. 44th Street

Suite 700

Phoenix, Arizona 85008

Attention:

Fax: +1.602.685.4350

With a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

2415 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Gregory R. Hall.

Fax: +1.480.606.5528

If to Mesa, to:

Mesa Air Group, Inc.

410 N. 44th Street

Suite 700

Phoenix, Arizona 85008

Attention:

Fax: +1.602.685.4350

With a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

2415 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Gregory R. Hall.

Fax: +1.480.606.5528

If to Anchorage, to:

c/o Anchorage Capital Group, LLC

600 Broadway, Sixth Floor

New York, New York 10012

Attention: Aziz Hassanali and Jessica Fainman

Fax: +1.212.432.4647

With a copy to (which copy shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW

Washington DC, 20037

Attention: Kenneth P. Quinn

Fax: +1.202.663.8007

and

Richards Kibbe & Orbe LLP

One World Financial Center

New York, NY 10281-1003

Attention: Larry G. Halperin

Fax: +1.212.530.1801

If to PAR, to:

PAR Investment Partners, L.P.

c/o PAR Capital Mangement, Inc.

One International Place, Suite 2401

Boston, MA 02110

Attention: Steven M. Smith, Chief Operating Officer and General Counsel

Fax: +1.617.556.8875

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SPIRIT AIRLINES, INC.:

By:	/s/ Thomas Canfield
Name: Thomas Canfield
	Its:	Senior Vice President and General Counsel

[Signature Page to Stock Distribution Agreement]

INDIGO MIRAMAR LLC, a Delaware limited liability company

By:	INDIGO MANAGEMENT LLC, a Delaware limited liability company, its manager

By:	/s/ William A. Franke
Name: William A. Franke
Its: Manager

[Signature Page to Stock Distribution Agreement]

NILCHII, LLC, a Nevada limited liability company

By:	/s/ Christopher Pappaioanou
Name: Christopher Pappaioanou
Its: Vice President and General Counsel

[Signature Page to Stock Distribution Agreement]

MESA AIR GROUP, INC., a Nevada corporation

By:	/s/ Christopher Pappaioanou
Name: Christopher Pappaioanou
Its: Vice President and General Counsel

[Signature Page to Stock Distribution Agreement]

ANCHORAGE ILLIQUID OPPORTUNITIES OFFSHORE MASTER, L.P., a Cayman Islands limited partnership

By:	Anchorage Capital Group, L.L.C., , its investment manager

By:	/s/ Michael Aglialoro
Name: Michael Aglialoro
Its: Executive Vice President
Voting Common Stock Owned:

ANCHORAGE ILLIQUID OPPORTUNITIES OFFSHORE MASTER II, L.P., a Cayman Islands limited partnership

By:	Anchorage Capital Group, L.L.C., , its investment manager

By:	/s/ Michael Aglialoro
Name: Michael Aglialoro
Its: Executive Vice President
Voting Common Stock Owned:

[Signature Page to Stock Distribution Agreement]

PAR INVESTMENT PARTNERS, L.P.

By:	PAR Group, L.P., its general partner

By:	PAR Capital Management, Inc., its general partner

By:	/s/ Steven M. Smith
Name: Steven M. Smith
Its: Chief Operating Officer and General Counsel

Voting Common Stock Owned:

[Signature Page to Stock Distribution Agreement]